UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                                       December 21, 2015

FIRST GUARANTY BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Louisiana	001-37621	26-0513559
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 East Thomas Street, Hammond, LA		70401
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:                                                                      (985) 345-7685

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 21, 2015, First Guaranty Bancshares, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (the “Agreement”) with Edgar Ray Smith III, a director of the Company (the “Purchaser”). The Company issued a $15.0 million subordinated note (the “Note”) to the Purchaser in a private placement. The Note was offered and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder. The Purchaser qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D.

The Note is for a ten-year term and will bear interest at a fixed annual rate of 4.0% for the first five years of the term (the “Fixed Interest Rate Period”) and then adjust to a floating rate based on the Prime Rate as reported by the Wall Street Journal plus 75 basis points for the period of time after the fifth year until redemption or maturity (the “Floating Interest Rate Period”). The Note is scheduled to mature on December 21, 2025. Subject to limited exceptions, the Company cannot repay the Note until after December 21, 2020. The Company will pay interest in arrears semi-annually for the Fixed Interest Rate Period and quarterly for the Floating Interest Rate Period during the term of the Note. The Note will be an unsecured and subordinated obligation of the Company and will rank junior in right of payment to any senior indebtedness and obligations to general and secured creditors. The Note is expected to qualify for treatment as Tier 2 capital for regulatory capital purposes. The Agreement contains customary subordination provisions and events of default. The right of the Company to accelerate the payment of the Note is limited to bankruptcy or insolvency.

The foregoing descriptions of the Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K, both of which are incorporated into this report by reference.

On December 22, 2015, the Company entered into a Loan Agreement with First Tennessee Bank National Association (the “Loan Agreement”), a term note with First Tennessee Bank National Association (the “Term Note”) and a Pledge and Security Agreement with First Tennessee Bank National Association (the “Pledge and Security Agreement”) for a term loan of $25.0 million secured by approximately 85% of the stock of the Company’s wholly-owned bank subsidiary, First Guaranty Bank. The term loan will bear interest quarterly and the interest rate will float based on the 3-month LIBOR plus 250 basis points. Each quarterly payment must include a minimum principal payment of $625,000 until the remaining balance is repaid with the final quarterly payment. The remaining balance on the term loan will be due and payable five years from the origination date (December 22, 2020).

The foregoing descriptions of the Loan Agreement, the Pledge and Security Agreement and the Term Note do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, the Pledge and Security Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and the Term Note, which is filed as Exhibit 10.4 to this Current Report on Form 8-K, all of which are incorporated into this report by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The discussion under Item 1.01 is incorporated herein by reference.

Item 8.01                      Other Events

On December 22, 2015, the Company redeemed all of the 39,435 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C, that had been issued to the United States Department of Treasury pursuant to the Small Business Lending Fund (the “SBLF”).  The shares were redeemed at their liquidation value of $1,000 per share plus accrued and unpaid dividends to, but excluding December 22, 2015, for a total redemption price of $39.5 million.  The redemption was approved by the Federal Reserve Bank of Atlanta. The redemption terminates the Company's participation in the SBLF.  After the redemption, the Company's capital ratios remain well in excess of those required for well capitalized status.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
     (d)  Exhibits.

Exhibit 4.1	Subordinated Note, dated as of December 21, 2015, by and between First Guaranty Bancshares, Inc. and Edgar Ray Smith, III.

Exhibit 10.1	Subordinated Note Purchase Agreement, dated as of December 21, 2015, by and between First Guaranty Bancshares, Inc. and Edgar Ray Smith, III.

Exhibit 10.2	Loan Agreement, dated as of December 22, 2015, by and between First Guaranty Bancshares, Inc. and First Tennessee Bank National Association.

Exhibit 10.3	Pledge and Security Agreement, dated as of December 22, 2015, by and between First Guaranty Bancshares, Inc. and First Tennessee Bank National Association.

Exhibit 10.4	Term Note, dated as of December 22, 2015, by and between First Guaranty Bancshares, Inc. and First Tennessee Bank National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST GUARANTY BANCSHARES, INC.

Date: December 23, 2015	By:	/s/ Alton B. Lewis, Jr.
Alton B. Lewis, Jr.
Vice Chairman of the Board and Principal Executive Officer